Ex. 99.1

Crypto.com, Trump Media and Technology Group, and Yorkville Provide Update on

CRO Digital Asset Treasury and ETF Partnership

August 7, 2026 – Crypto.com, Trump Media & Technology Group Corp. (NASDAQ, NYSE Texas: DJT) (“Trump Media”), Yorkville Acquisition Corp. (NASDAQ: MCGA) today jointly announced an update to mutually terminate their previously announced proposed business combination to establish Trump Media Group CRO Strategy, Inc., citing prevailing market conditions, and shifting business and stakeholder priorities.

All initial discussions and development efforts regarding the proposed business combination and digital asset treasury structure will be formally concluded.

Separately, Crypto.com, Trump Media, and Yorkville America have mutually agreed not to pursue their previously announced partnership to have Crypto.com service certain of Yorkville America’s anticipated ETF offerings. Other than the discontinuation of this proposed, limited servicing partnership, Yorkville America’s business and plans for its existing and future ETF offerings remain unchanged.

About Crypto.com

Founded in 2016, Crypto.com is trusted by millions of users worldwide and is the industry leader in regulatory compliance, security and privacy. Our vision is simple: Cryptocurrency in Every Wallet™. Crypto.com is committed to accelerating the adoption of cryptocurrency through innovation and development of new use cases including prediction markets and tokenized RWAs.

Learn more at https://crypto.com.

About Trump Media & Technology Group

The mission of TMTG is to end Big Tech's assault on free speech by opening up the Internet and giving people their voices back. TMTG operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations; Truth+, a TV streaming platform focusing on family friendly live TV channels and on-demand content; and Truth.Fi, a financial services and FinTech brand incorporating America First investment vehicles.

About Yorkville Acquisition Corp.

Yorkville Acquisition Corp. is a blank check company newly incorporated as a Cayman Islands exempted company with limited liability for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The company may pursue an initial business combination target in any business or industry or at any stage of its corporate evolution. The company’s primary focus will be on completing a business combination with an established business of scale poised for continued growth, led by a highly regarded management team. The board of Yorkville Acquisition Corp. is pursuing this business combination, subject to customary closing conditions. For more information, please visit www.yorkvilleac.com.

Yorkville Acquisition Corp. is sponsored by Yorkville Acquisition Sponsor LLC. Yorkville Securities, LLC has acted as an advisor to Yorkville Acquisition Sponsor LLC.

Media Contact

Crypto.com

press@crypto.com

Trump Media & Technology Group

press@tmtgcorp.com

Yorkville Acquisition Corp.

YORK@mzgroup.us